Filed Pursuant to Rule 433
Registration Statement No. 333-159339
April 13, 2010
Pricing Term Sheet
Compass Diversified Holdings
6,400,000 Shares
This term sheet to the preliminary prospectus supplement dated April 12, 2010 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Compass Diversified Holdings
Symbol / Exchange:	CODI / Nasdaq Global Select Market
Shares offered before overallotment option:	6,400,000 shares
To be sold by the Company:	5,100,000 shares
To be sold by the Selling Shareholder:	1,300,000 shares
Maximum number of shares to be sold in
overallotment:	960,000 shares
The offering	If the underwriters exercise their overallotment option in full, the total number of shares offered by us will be 5,875,000. If the underwriters exercise their overallotment option in full then the selling shareholder will own 6,196,000 shares (14.6%) after the offering.
Price to public:	$15.10 per share
Net proceeds to issuer:	$73,352,025 (after deducting underwriting discounts and estimated net offering expenses) assuming no exercise of the overallotment option
Last reported sale price (April 12, 2010):	$16.14
Pricing Date	April 13, 2010
Closing Date:	April 16, 2010
CUSIP:	20451Q104
Underwriters:	Morgan Stanley & Co. Incorporated
UBS Investment Bank
BB&T Capital Markets, a division of Scott &
Stringfellow, LLC
CJS Securities, Inc.
Janney Montgomery Scott
SunTrust Robinson Humphrey
We have filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the underwriters will arrange to send you the prospectus if you request it by calling Morgan Stanley at 866-718-1649 or UBS Investment Bank at 888-827-7275.